Exhibit 99.1

Press Release Dated July 18, 2006

NEWS RELEASE

July 18, 2006

Farmers Capital Bank Corporation Announces Six Months Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq: FFKT) (the “Company”) reported net income of $8,697,000 for the six months ended June 30, 2006, an increase of $753,000 or 9.5% compared to $7,944,000 reported for the six months ended June 30, 2005. Basic and diluted net income per share were $1.18 and $1.17 for the current six months, an increase of $.01 or .9% compared to $1.17 and $1.16 a year earlier. For the three months ended June 30, 2006, net income was $4,306,000, an increase of $418,000 or 10.8% compared to $3,888,000 for the same period in 2005. Basic and diluted net income per share were $.58 for the current three months, an increase of $.01 or 1.8% compared to $.57 in the same period a year ago.

In June 2006, the Company announced that it had entered into a definitive agreement to sell its wholly-owned subsidiary, Kentucky Banking Centers, Inc. (“KBC”), based in Glasgow, Kentucky. All prior period results included herein have been reclassified to conform to the current presentation which displays the operating results of KBC as discontinued operations. These reclassifications had no effect on net income or shareholders’ equity. Unless otherwise noted, the remaining discussion and tabular data relate only to the Company’s continuing operations.

Income from continuing operations was $8,025,000 for the six months ended June 30, 2006, an increase of $666,000 or 9.1% compared to $7,359,000 reported for the six months ended June 30, 2005. Basic and diluted income per share from continuing operations were $1.09 and $1.08 for the current six months, an increase of $.01 or .9% on a basic per share basis and unchanged on a diluted per share basis compared to a year earlier. For the three months ended June 30, 2006, income from continuing operations was $3,957,000, an increase of $357,000 or 9.9% compared to $3,600,000 for the same period in 2005. Basic and diluted income per share from continuing operations were $.53, for the current three months, unchanged compared to the same period a year ago.

The percentage increase in net income in the comparable periods is not proportional to the percentage change in per share earnings due to the effect of an additional 584,000 shares issued in connection with the acquisition of Citizens Bancorp, Inc. (“Citizens Bancorp”). The operating results related to Citizens Bancorp, acquired on December 6, 2005, generally increased reported income and expense line items in the current three and six-month periods compared to a year ago since there are no operating results attributed to Citizens Bancorp in the comparable period. Net loans and deposits acquired from Citizens Bancorp on the date of purchase were $149,029,000 and $173,014,000, respectively.

During April the Company announced an agreement and plan of merger to acquire Citizens National Bancshares, Inc. (“Citizens National”), the parent company of Citizens National Bank of Jessamine County, a $153,000,000 asset bank operating four locations in Jessamine County, Kentucky. The operating results of Citizens National are not included herein. This transaction is expected to close during the fourth quarter of 2006.

The increase in net income for the three and six months ended June 30, 2006 is primarily related to an increase in net interest income, which was fueled by the Citizens Bancorp acquisition. Net interest income was $12,436,000 and $24,958,000 in the current three and six-month periods ended June 30, 2006. This represents an increase of $2,226,000 or 21.8% and $4,676,000 or 23.1% compared to the same periods a year ago. The increase in net interest income in each period is primarily due to higher interest on loans of $5,610,000 or 43.7% (three months) and $10,689,000 or 42.5% (six months), partially offset by $2,867,000 or 61.8% (three months) and $5,484,000 or 61.5% (six months) higher interest expense on deposits. The Citizens Bancorp acquisition accounted for $1,822,000 and $3,635,000 of the increase in net interest income in the three and six-month periods, respectively, including $2,916,000 (three months) and $5,664,000 (six months) higher interest from loans partially offset by $1,307,000 (three months) and $2,517,000 (six months) higher interest on deposits.

The provision for loans losses was unchanged in the three-month comparison and declined $40,000 in the six-month comparison. The negative provision for loan losses of $89,000 and $180,000 in the current three and six-month periods is reflective of the trend of improved credit quality of the Company’s loan portfolio. This improvement is attributed to lower delinquent and classified loans from year-end 2005, lower annualized net charge-offs as a percentage of average loans outstanding, and lower historical loss ratios.

Noninterest income was $5,064,000 and $10,182,000 in the current quarter and six-month periods, relatively unchanged in the quarter to quarter comparison and down $275,000 or 2.6% in the six-month comparison. The decline in noninterest income in the six-month period was due primarily to a one-time gain of $700,000 on the sale of the Company’s credit card portfolio recorded in the first quarter of 2005. Excluding the effect of the one-time gain on the credit card portfolio in the prior year, noninterest income grew $425,000 or 4.4% in the six-month comparison.

The Company recorded a loss of $195,000 on the sale of available for sale investment securities during the current quarter that negatively impacted noninterest income in the current three and six-month periods. Non-deposit service charges, commissions, and fees rose $135,000 or 23.8% and $223,000 or 18.9% in the three and six-month periods, respectively due mainly to the Citizens Bancorp acquisition. Trust department income increased $38,000 or 8.9% and $92,000 or 11.1% in the comparable three and six-month periods. Income from company-owned life insurance and allotment processing fees was relatively unchanged in the quarterly comparison, but increased $136,000 or 24.9% and $38,000 or 2.9%, respectively, in the six-month comparison. Other significant categories include a decline in data processing fees of $39,000 or 7.8% (three months) and $52,000 or 5.6% (six months) and lower gains on sale of mortgage loans of $45,000 or 24.5% (three months) and $18,000 or 5.4% (six months).

Noninterest expenses increased $2,034,000 or 19.2% and $3,979,000 or 18.6% for the current three and six-month periods compared to the same periods a year earlier. The increase in noninterest expenses occurred across a broad range of line items and is generally attributed to the Citizens Bancorp acquisition. The most significant increase was salaries and employee benefits, which grew $982,000 or 17.3% and $2,447,000 or 21.8% in the three and six-month comparisons, respectively as the average number of full time equivalent employees rose to 550 from 478 for the three-month comparison and to 543 from 476 in the six-month comparison. Combined other noninterest expenses increased $1,052,000 or 21.5% (three months) and $1,532,000 or 15.1% (six months) and occurred across a broad range of categories. These increases are generally attributed to the purchase of Citizens Bancorp. The effective income tax rate declined to 20.3% from 24.3% in the three-month comparison and was 19.6% for the current six-month period compared to 22.7% a year earlier.

Income from discontinued operations was $349,000 and $672,000 for the three and six-month periods ended June 30, 2006. This represents an increase of $61,000 or 21.2% and $87,000 or 14.9% in the comparable periods. As previously disclosed, the Company has entered into a definitive agreement to sell its KBC subsidiary and expects to close this transaction during the second half of 2006.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. Including KBC, the Company operates 34 banking locations in 23 communities throughout Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) Capital Market tier under the symbol: FFKT.

Consolidated Financial Highlights1
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Interest income	$22,032	$15,962	$43,273	$31,400
Interest expense	9,596	5,752	18,315	11,118

Net interest income	12,436	10,210	24,958	20,282

Provision for loan losses	(89)	(89)	(180)	(140)

Net interest income after provision for loan losses	12,525	10,299	25,138	20,422

Noninterest income	5,064	5,044	10,182	10,457
Noninterest expenses	12,624	10,590	25,336	21,357

Income from continuing operations before income tax expense	4,965	4,753	9,984	9,522
Income tax expense from continuing operations	1,008	1,153	1,959	2,163

Income from continuing operations	3,957	3,600	8,025	7,359

Income from discontinued operations before income tax expense	479	374	926	770
Income tax expense from discontinued operations	130	86	254	185

Income from discontinued operations	349	288	672	585

Net income	$4,306	$3,888	$8,697	$7,944

Per common share:
Income from continuing operations - basic	$.53	$.53	$1.09	$1.08
Income from discontinued operations - basic	.05	.04	.09	.09

Net income per common share - basic	.58	.57	1.18	1.17

Income from continuing operations - diluted	.53	.53	1.08	1.08
Income from discontinued operations - diluted	.05	.04	.09	.08

Net income per common share - diluted	.58	.57	1.17	1.16

Cash dividend declared	.33	.33	.66	.66

Weighted average shares outstanding - basic	7,378	6,781	7,381	6,786
Weighted average shares outstanding - diluted	7,400	6,818	7,404	6,829

	June 30,	June 30,
	2006	2005
Cash and cash equivalents	$123,441	$109,783
Investment securities	277,910	293,624
Loans, net of allowance of $10,747 (2006) and $10,510 (2005)	1,024,214	806,636
Assets of discontinued operations	126,652	124,838
Other assets	121,036	84,214

Total assets	$1,673,253	$1,419,095

Deposits	$1,208,473	$1,039,557
Federal funds purchased and securities sold under agreements to repurchase	94,174	66,951
Other borrowings	84,612	50,890
Liabilities of discontinued operations	117,484	115,049
Other liabilities	13,344	12,175

Total liabilities	1,518,087	1,284,622

Shareholders' equity	155,166	134,473

Total liabilities and shareholders' equity	$1,673,253	$1,419,095

End of period book value per share [2]	$20.96	$19.84
End of period share value	32.75	34.64
End of period dividend yield [3]	4.03%	3.81%

Averages for the six months ended June 30[4],	2006	2005
Assets	$1,556,663	$1,310,272
Deposits	1,232,900	1,037,984
Loans, net of unearned interest	1,001,925	801,593
Shareholders' equity	154,373	131,713

Return on average assets	1.04%	1.13%
Return on average equity	10.48%	11.27%

1Prior period amounts have been reclassified to conform to the current presentation to display KBC as a discontinued operation.
2Represents total equity divided by the number of shares outstanding at the end of the period.
3Represents current annualized dividend declared divided by the end of period share value.
4Discontinued operations have been excluded.